EXHIBIT 10.1

                                               EXHIBIT 10.1
                                               CONFORMED COPY
                      EMPLOYMENT AGREEMENT




     THIS AGREEMENT, by and between AVON PRODUCTS, INC., a New York corporation (the "Corporation"), and EDWARD J. ROBINSON (the
"Executive"), dated as of this 1st day of September, 1994.



                      W I T N E S S E T H:



     WHEREAS, the Corporation desires to recognize the Executive's commitment to the Corporation and to confirm the right of the Executive to certain employment, compensation and severance benefits; and



     WHEREAS, to attain that end the Corporation and the Executive wish to enter into this Employment Agreement which shall replace the prior Employment Agreement between the parties dated as of November 5, 1992; and



     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive do hereby agree as follows:

                        TABLE OF CONTENTS

                                                             Page
Section 1.
     Employment. . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2.
     Term. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 3.
     Position and Duties . . . . . . . . . . . . . . . . . . .  1

Section 4.
     Compensation. . . . . . . . . . . . . . . . . . . . . . .  1

Section 5.
     Termination . . . . . . . . . . . . . . . . . . . . . . .  4

Section 6.
     Obligations of the Corporation Upon Termination . . . . .  5

Section 7.
     Cash-Out of Stock Options and Restricted Stock. . . . .   11

Section 8.
     Certain Further Payments by the Corporation . . . . . . . 13

Section 9.
     Non-exclusivity of Rights . . . . . . . . . . . . . . . . 15

Section 10.
     Full Settlement . . . . . . . . . . . . . . . . . . . . . 15

Section 11.
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . 16

Section 12.
     Confidential Information and Noncompetition . . . . . . . 16

Section 13.
     Successors. . . . . . . . . . . . . . . . . . . . . . . . 16

Section 14.
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 17

Section 15.
     Definitions . . . . . . . . . . . . . . . . . . . . . . . 18

     1. Employment. The Corporation shall employ the Executive and the Executive agrees to serve as an executive of the Corporation, in such capacities and upon such conditions as are hereinafter set forth.

     2. Term. The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as may be set forth hereinafter.

     3.   Position and Duties.

          (a) Position. The Executive shall serve as President and Chief Operating Officer of the Corporation or as an officer of the Corporation with equivalent or greater responsibility as may be determined by the Board.

          (b) Business Time. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for

               (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

               (ii) periods of vacation to which he is entitled.

It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards and committees of which the Corporation has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive's services to the Corporation.

     4. Compensation. The Executive shall be entitled to the following compensation for as long as the Executive remains an employee of the Corporation;

          (a) Base Salary. The Executive shall receive a base salary (the "Base Salary") payable in equal bi-weekly installments at an annual rate of $500,000. The Corporation shall review the Base Salary periodically and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, increases in compensation of other executives with comparable responsibilities, performance of the Executive and other pertinent factors, and such adjusted Base
Salary shall then constitute the "Base Salary" for purposes of this Agreement. Neither the Base Salary nor any increase in Base Salary after the date hereof shall serve to limit or reduce any other obligation of the Corporation hereunder.

          (b)  Annual Bonus.

               (i) In General. For each fiscal year of the Corporation during which he is employed by the Corporation the Executive shall be eligible to receive an annual bonus ("Annual Bonus") under the Corporation's Management Incentive Plan or successor annual incentive award plan. Such Annual Bonus shall be determined on the basis of an annual target bonus opportunity of at least seventy percent (70%) of the Base Salary paid the Executive with respect to such fiscal year, which annual target bonus opportunity may be increased but not decreased except for annual reductions of up to ten percent (10%) that apply to all officers of the Corporation. Each Annual Bonus (or portion thereof) shall be paid in cash in February of the year next following the year for which the Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Corporation may make available to the Executive.

               (ii) Change of Control. Notwithstanding the foregoing, the Annual Bonus awarded to the Executive for each fiscal year of the Corporation ending during the period commencing on the Change of Control Date and ending on the third anniversary thereof or during the pendency of a Potential Change of Control, shall not be less than the largest bonus earned by or awarded to the Executive for any the of three fiscal years of the Corporation ending before such Potential Change of Control or Change of Control Date, as applicable, or for the fiscal year in which such Potential Change of Control or Change of Control Date occurs. For a fiscal year of the Corporation that commences but does not end before the third anniversary of a Change of Control Date, the Annual Bonus earned by or awarded to the Executive for that portion of such fiscal year shall not be less than a ratable portion (based on the total days elapsed in that fiscal year) of the Annual Bonus that would have been payable to the Executive had that entire fiscal year ended before the third anniversary of a Change of Control Date.

          (c) Incentive and Savings Plans; Retirement and Death Benefit Programs. The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans (including the SERP and SLIP) on a basis no less favorable than that basis generally available to executives of the Corporation holding comparable positions or having comparable responsibilities who become an elected or appointed officer of the Corporation on or after the date on which the Executive first became an elected or appointed officer of the Corporation. As of September 1, 1994, the Executive is entitled to a death benefit under the SLIP of $2,000,000 which benefit shall be governed by the terms of the SLIP applicable to individuals who became participants in such plan before January 1, 1990. As of December 1, 1994, the Executive shall be deemed to have accumulated 21 years of Creditable Service under the SERP in accordance with Section 4(g) of this Agreement.

          (d)  Other Benefit Plans.  The Executive, his spouse and
                                       -2-

their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation and any Affiliated Companies at the most favorable level of participation and providing the highest levels of benefits available to him and his dependents.

          (e) Other Perquisites. The Executive shall also be entitled to:

               (i)  prompt reimbursement for all reasonable
     expenses incurred by the Executive in accordance with the policies and procedures of the Corporation providing the highest level of reimbursement on the least restrictive basis available;

               (ii) paid vacation and fringe benefits as currently provided or in accordance with the most favorable policies of the Corporation; and

               (iii) an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, on a basis no less favorable than that basis generally available to executives of the Corporation holding comparable positions or having comparable responsibilities.

          (f) Effect of Change of Control on Benefit Plans and Other Perquisites. Without limiting the generality of Sections 4(c), 4(d) and 4(e) hereof, during the pendency of a Potential Change of Control or during the period commencing on a Change of Control Date and ending on the third anniversary thereof, the benefits provided for in such Sections may not be diminished from the highest level previously provided or available to the Executive immediately prior to the Potential Change of Control or within the ninety-day period prior to the Change of Control Date, as applicable.

          (g) Enhanced SERP Benefits. The provisions of this subsection (g) apply notwithstanding anything to the contrary in the SERP. For purposes of determining eligibility for retirement benefits under the SERP and for post-retirement death benefits under the SLIP, the Executive's Creditable Service shall be the amount of Creditable Service the Executive would have if the Executive began employment with the Corporation on January 1, 1973. The Executive's benefit under the SERP shall be the greatest of:

               (i) the amount the Executive would be entitled to under the SERP using only his actual
                    Creditable Service with the Corporation;

               (ii) the amount the Executive would be entitled to
                    under the SERP if he was credited with
                    Creditable Service under the SERP as if he began employment with the Corporation January 1, 1973 reduced by the amount of the benefit to which he is entitled under any defined benefit pension plan of RJR Nabisco, Inc., whether or not meeting the requirements of
                    Section 401(a) of the Code, to the extent the benefits to which he is entitled under such plans of RJR Nabisco, Inc. are attributable to the Executive's employment with RJR Nabisco, Inc. during the period beginning January 1, 1973 and ending with his date of hire with the Corporation; and

               (iii) the alternative benefit amount described in Section 4(1)(c) or 4(2)(c), whichever is applicable, of the SERP; provided, however, that if service prior to the Executive's date of hire with the Corporation must be credited as Creditable Service in order for the Executive to be entitled to the benefit under this subsection (iii), then such benefit shall be reduced by the amount of the benefit to which he is entitled under any defined benefit pension plan of RJR Nabisco, Inc., whether or not meeting the requirements of Section 401(a) of the Code.

Upon a termination of employment following a Change of Control, other than a voluntary termination, Section 11(3) of the SERP provides that the Executive shall be entitled to the minimum benefit amount described in Section 4(1)(c) upon attainment of age 65 or, alternatively, any other benefit under the SERP to which the Executive is, or could be, entitled. In accordance with Section 11(3) of the SERP, the Corporation shall pay any such minimum benefit amount immediately after the date of such a termination of employment in the form of a lump sum of Actuarial Equivalent (as defined in the SERP) value determined as of such date.

     The Executive's benefits under the SERP will not be reduced on account of the Executive's early retirement between the ages of 55 and 59 if either the Corporation consents to the Executive's early retirement or, prior to the Executive's retirement or other termination of employment, the CEO of the Corporation as of the date of this Agreement is no longer the CEO of the Corporation.

     5.   Termination.

          (a) Disability. The Corporation may terminate the Executive's employment upon the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within ninety (90) days after such receipt.

          (b) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty (30) days' written notice to the Corporation, voluntarily terminate employment for any reason (including retirement under the terms of the Corporation's retirement plan as in effect from time to time), provided that any termination by the Executive pursuant to Section 5(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 5(b).

          (c) Termination by the Corporation. The Corporation at any time may terminate the Executive's employment for Cause or without Cause.

          (d) Constructive Termination. The Executive at any time may terminate his employment for Constructive Termination.

          (e) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within ten (10) business days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive's employment terminates.

     6. Obligations of the Corporation Upon Termination. Upon termination of the Executive's employment with the Corporation, the Corporation shall have the following obligations (including the obligation to pay the cost of all benefits provided by the applicable benefit plan to the Executive and the Executive's family under this Section 6 except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities), provided, however, that any item paid or payable under this Agreement shall be reduced by any amount paid or payable to the Executive and the Executive's family with respect to the same type of payment under the Severance Plan. For this purpose, any payment under this Agreement or the Severance Plan made over time shall be discounted to present value at the

Interest Rate before reducing any payment under this Agreement by any amount paid or payable to the Executive under the Severance
Plan.

          (a) Death and Retirement. If the Executive's employment is terminated by reason of the Executive's death or on or after the attainment of age sixty-five (65), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than payment of the Accrued Obligations. Unless otherwise directed by the Executive (or, in the case of a Qualified Plan, as may be required by such plan) all Accrued Obligations shall be paid to the Executive, his beneficiaries or his estate, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. In the event of the retirement of the Executive, he and his family shall be entitled to benefits generally available upon retirement to executives with comparable responsibilities or positions and their families. In the event of the Executive's death, his family shall be entitled to receive benefits generally available to the surviving families of executives with comparable responsibilities or positions.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be entitled for a period of three years after the Date of Termination (or, if the Date of Termination occurs within three years after a Change of Control Date, until the earlier to occur of the Executive's 65th birthday or the third anniversary of the Change of Control Date, if later) to continue to participate in or be covered under the benefit plans and programs referred to in Section 4(d) or, at the Corporation's option, to receive equivalent benefits by alternate means, at least equal to those described in Section 4(d). Unless otherwise directed by the Executive (or, in the case of any Qualified Plan, as may be required by such plan), the Executive shall also be paid all Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination. In addition, the Executive and the Executive's family shall be entitled to receive disability and other benefits generally available to executives with comparable responsibilities or positions. Notwithstanding the foregoing, in the event that the Date of Termination occurs during the pendency of a Potential Change of Control or during the three year period commencing on a Change of Control, the benefits provided to the Executive and his family shall not be less than the benefits generally available to executives with comparable responsibilities or positions immediately prior to the Potential Change of Control or within the ninety-day period prior to the Change of Control Date, as applicable.

          (c) Termination by the Corporation for Cause and Voluntary Termination by Executive. If the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination), the Corporation shall pay the Executive the Accrued Obligations. The Executive shall be paid all such Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination and the

Corporation shall have no further obligations to the Executive under this Agreement, unless otherwise required by a Qualified Plan or specified pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by the Corporation.

          (d) Other Termination of Employment If Not Related to Change of Control or Potential Change of Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination, and (ii) the Date of Termination occurs during a period which is not during the pendency of a Potential Change of Control or the three year period commencing on a Change of Control Date, the Corporation shall pay or provide to the Executive the following:

               (A) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within fifteen (15) days after the Date of Termination the aggregate of the following amounts (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                    (1) all Accrued Obligations plus, in the case of termination without Cause, two weeks of Base Salary in lieu of notice;

                    (2)  the present value, discounted at the
          Interest Rate as if paid monthly from the Date of Termination in arrears of the lesser of (I) thirty-six
          (36) months of the Executive's Base Salary at the rate in effect on the Date of Termination, and (II) the Executive's Base Salary (at the same rate) through the end of the month in which the Executive attains age sixty-five (65);

                    (3) a bonus equal to the lesser of: (I) the Executive's target annual bonus for the year of termination and (II) the product of the Executive's annual rate of Base Salary on the Date of Termination and a fraction, the denominator of which is the sum of the Executive's Base Salary for the preceding three fiscal years and the numerator of which is the sum of the Executive's annual bonus awards for such years adjusted to the aggregate amount which would have been payable for such years if the target opportunity percentage for the Executive's year of termination had then been applicable; and

                    (4) if the Date of Termination is on or after August 1st of the year of termination, a prorated bonus based on earned salary for that year (not to exceed the Executive's target bonus award for such year and, if the Executive's bonus is subject to the discretion of the Board, in the discretion of the Board).

               (B) Benefit Continuation. The Corporation shall provide for the continued participation of the Executive, his spouse and their eligible dependents (as defined in the applicable plan), as the case may be, for a period of three years after the Date of Termination, in the plans described in
     Section 4(d) on the same terms as described in Section 4(d) and in the SERP and SLIP on the same terms described in
     Section 4(c), and the Executive shall receive Creditable Service (as defined in the SERP) for that period (with Average Final Compensation, as defined in the SERP, to be determined as of the Date of Termination) for purposes of the SERP and SLIP.

          (e) Other Termination of Employment Occurring Within Three Years Following Change of Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination and (ii) the Date of Termination occurs during the three (3) year period commencing on the Change of Control Date, the Corporation shall pay or provide the Executive the following:

               (A) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within fifteen (15) days after the Date of Termination the aggregate of the following amounts (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                    (1)  all Accrued Obligations;

                    (2) a cash amount equal to three (3) times the sum of

                         (I)  the Executive's annual Base Salary
               at the greater of the rate in effect as of the date when the Notice of Termination was given or the Change of Control Date;

                         (II) the greater of the (x) Annual Bonus
               earned by or awarded to the Executive for the last fiscal year of the Corporation ending prior to the Change of Control Date or (y) the Annual Bonus earned by or awarded to the Executive for the fiscal year of the Corporation which includes the Change of Control Date; and

                         (III)     the present value, calculated
               using the Interest Rate, of (without duplication) the annualized value of the fringe benefits described under Section 4(e) of this Agreement,

          provided, however, that in no event shall the Executive be entitled to receive under this clause (2) more than the greater of (I) the product obtained by multiplying the amount determined as hereinabove provided in this clause by a fraction, the numerator of which shall be the number of months (including fractions of a month) which at the Date of Termination remain until the Executive attains age sixty-five (65) or if earlier, the third anniversary of the Change of Control Date and the denominator of which shall be thirty-six (36) and (II) an amount equal to the cash payment that would have been payable under Section 6(d)(A) hereof had the Change of Control not occurred.

                    (3)  a cash amount equal to the difference
          between (I) the sum of the maximum payments the Executive would have received for all awards (or other similar rights) outstanding at the Date of Termination and granted to the Executive under any long-term incentive compensation or performance plan of the Corporation if he had continued in the employ of the Corporation through the earlier to occur of the third anniversary of the Change of Control Date or the Executive's 65th birthday and the Corporation had met its maximum performance goals under each such award and the maximum amount payable under each such award was paid and (II) any amounts actually paid under any such plan with respect to such awards. The cash amount payable pursuant to this paragraph shall include the maximum payment value of all outstanding Performance Units awarded the Executive under the Corporation's 1994 Long-Term Incentive Plan reduced by any amounts actually paid or payable under such plan with respect to such units;

                    (4) a cash amount equal to the present value, calculated using the Interest Rate, of the difference between

                         (I)  the lump sum value of the retirement
               benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that would have been payable or available to the Executive under any Qualified Plan, under the SERP, and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive would have attained or completed had the Executive continued in the Corporation's employ until the earlier of the expiration of the third anniversary of the Change of Control Date or the Executive's 65th birthday, determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such lump sum value being calculated using, where applicable, assumptions contained in the respective plans; and

                         (II) the lump sum value of the retirement
               benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that are payable or available to the Executive under any Qualified Plan, under the SERP, and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive has attained or completed as of the Executive's Date of Termination determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such lump sum value being calculated using, where applicable, assumptions contained in the respective plans.

                    The retirement benefits which would have become payable under such plans include, without limitation, the additional benefits attributable to such additional service which would have been rendered during such period and the benefits which would have vested under such plans as a result of such service, but which were otherwise forfeited. Notwithstanding the foregoing, in lieu of any cash payment in respect of retiree life or retiree medical coverage for which the Executive would have qualified by remaining in the Corporation's employ until the earlier of the third anniversary of the Change of Control Date or the Executive's 65th birthday, the Corporation may arrange at its option or shall arrange at the election of the Executive for such coverage to continue for the Executive (or may secure equivalent conversion coverage) and shall pay the cost of such coverage. Any election by the Executive pursuant to the immediately preceding sentence shall be made in writing and delivered to the Corporation prior to the Date of Termination.

               (B) SLIP Coverage. The Executive shall continue to be covered under the SLIP and his beneficiaries shall continue to be eligible to receive such supplemental life allowance as if he had continued in the employ of the Corporation until the later of the third anniversary of the Change of Control Date or two years following his Date of Termination reduced by the face amount of any fully paid whole life insurance policy the Executive receives pursuant to the SLIP.

               (C) Other Benefit Continuation. The Corporation shall provide for the continued participation of the Execu-tive, his spouse and their eligible dependents (as defined in the applicable plan), as the case may be, for a period equal to the greater of two years after the Date of Termination or until the third anniversary of the Change of Control Date, in the plans described in Section 4(d) on the same terms as described in Section 4(d). In lieu of continued participation in medical and life insurance programs referred to the foregoing, the Executive may elect by written notice delivered to the Corporation prior to the Date of Termination, to receive an amount equal to three (3) times the annual cost to the Corporation (based on premium rates) of providing such coverage.

          (f) Other Termination of Employment Occurring During Pendency of Potential Change of Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination and (ii) the Date of Termination occurs during the pendency of a Potential Change of Control, the Executive shall be entitled to the payments and benefits set forth in Section 6(d) hereof. In the event that a Change of Control occurs before the expiration of the pendency of the Potential Change of Control during which the Date of Termination occurred, the Executive shall also be entitled to such additional cash payments as would have been made under Section 6(e) hereof as if the Date of Termination had occurred immediately on the Change of Control Date, in excess of the amount of the cash payment made to the Executive under
Section 6(d) hereof. In addition, in the event that a Change of Control occurs during the pendency of the Potential Change of Control during which the Date of Termination occurred, the Executive shall also be entitled to benefit continuation provided for under Section 6(e) in excess of the benefit continuation to which he was entitled under Section 6(d) hereunder. The Executive shall have an additional thirty (30) days after the Change of Control Date to provide a written election to the Corporation for a cash payment in lieu of those benefits for which the Executive has the choice under Section 6(e) between continued coverage and a cash payment. The cost (based on premium rates) of the period of coverage previously provided to the Executive before such election shall be subtracted from any such cash payment.

          (g) Discharge of Corporation's Obligations. Subject to the performance of its obligations under Sections 6, 7, 8 and 11, the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Constructive Termination or by the Corporation other than for Cause or Disability.

     7.   Cash-Out of Stock Options and Restricted Stock.

          (a) In General. The Executive shall be entitled to receive a cash out of all of his outstanding restricted stock, stock option and other equity based awards upon a Change of Control in accordance with the terms of the Corporation's plans under which such awards were granted. To the extent that such awards are not cashed out pursuant to the terms of such plans, they shall become fully vested as of the Change of Control Date.

          (b) Restricted Stock Awards under the 1970 Plan Prior to May 1991. The Corporation shall pay to the Executive, upon a Change of Control, with respect to each share of restricted common stock granted to him prior to May 1991 under the 1970 Stock Option Incentive Plan and held by him at the Change of Control Date an amount equal to the greater of:

               (i) the highest price offered for a share of common stock of the Corporation in conjunction with any tender offer or during the 60-day period immediately preceding the Change of Control Date, if the Change of Control occurs other than pursuant to a tender offer, or

               (ii) the then fair market value of such a share of common stock.

          Notwithstanding the foregoing, if the Executive otherwise receives the value of any such shares of restricted common stock under the general provisions of the award or the generally applicable provisions of any plan under which restricted common stock was issued, the number of shares of restricted common stock taken into account in determining the amount payable under this
Section 7(b) shall be appropriately reduced.

          (c) Stock Option Awards under the 1970 Plan After April 1991. If the Change of Control (as defined in this Agreement) does not also constitute a "Change of Control" as defined in the 1970 Stock Option Incentive Plan, the Corporation shall pay to the Executive, upon the earlier of (A) the merger of the Corporation with or into another corporation following a Change of Control, or
(B) the date which is six months after the Date of Termination, an amount equal to the value of the rights described in this Subsection (c). The Executive is hereby granted a right to receive with respect to each share of common stock subject to a stock option granted to him after April 1991 and prior to May 1993 under the 1970 Stock Option Incentive Plan, an amount equal to the excess, if any of:

               (i) the highest price offered for a share of common stock of the Corporation in conjunction with any tender offer or during the 60-day period immediately preceding the Change of Control Date, if the Change of Control occurs other than pursuant to a tender offer, over

               (ii) the fair market value of a share of common stock of the Corporation on the later of the Date of Termination or the first date following the Date of Termination on which the Executive could sell shares of common stock of the Corporation without liability under Section 16 of the Securities Exchange Act of 1934.

          The rights granted hereunder with a grant of stock options shall expire on the same date as the stock options would vest or be forfeited (disregarding any vesting which occurs by reason of Section 6(f) hereof or any forfeiture which would otherwise have occurred by reason of the termination of the Executive's employment which results in the Executive being entitled to a benefit under Section 6(d)).

          (d) Effect of Termination During Pendency of a Potential Change of Control. If (i) the Executive is terminated during the pendency of a Potential Change of Control under circumstances giving rise to payments pursuant to Section 6(f) hereof, (ii) such termination results in a forfeiture of any of the Executive's restricted stock, options or other equity based awards under any of the Corporation's plans, and (iii) prior to the expiration of the pendency of that Potential Change of Control, a Change of Control occurs, the Executive shall thereupon be entitled to a cash payment equal to the amount the Executive would had received under such plans with respect to such restricted stock, options and other equity based awards as if he had remained in the Corporation's employ until the Change of Control Date. Such cash payment be made at the same time and in the same manner as payment would have been made under the applicable plans had the Executive remained in the Corporation's employ until the Change of Control Date.

     8.   Certain Further Payments by the Corporation.

          (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Corporation or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under
Section 4999 of the Code or any similar tax that may hereafter be imposed, the Corporation shall either pay to the Executive or contribute for the benefit of the Executive to a "rabbi" trust established by the Corporation prior to the Change of Control Date, at the time specified in Section 8(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

          (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise
Tax and the amount of such Excise Tax,

               (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Corporation's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Corporation's independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

               (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

               (i) to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

               (ii) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

               (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax
     Reimbursement Payment in the Executive's adjusted gross income.

          (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Corporation, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Corporation has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Corporation shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Corporation shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Corporation shall make an additional Tax

Reimbursement Payment in respect of such excess (which Tax
Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive or to a "rabbi" trust established by the Corporation prior to the Change of Control Date within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Corporation shall either pay to the Executive or contribute for the benefit of the Executive to a "rabbi" trust established by the Corporation prior to the Change of Control Date, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of
Section 8(d) above.

     9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     10. Full Settlement. Except as provided in Section 12(b), the Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the

Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

     11. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

     12.  Confidential Information and Noncompetition.

          (a) The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to the Corporation or any Affiliated Companies, and their respective businesses, (i) obtained by the Executive during his employment by the Corporation or any of its Affiliated Companies and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Corporation, the Executive shall not without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this
Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          (b) Upon termination of the Executive's employment for any reason whatsoever prior to a Change of Control, the Executive shall not, without the prior written consent of the Corporation, during the three-year period following the Date of Termination
(i) accept employment or enter into a consulting or advisory arrangement with Amway Corporation, Sara Lee Corporation, Premark International, Inc., Mary Kay Cosmetics, Inc., or any of their affiliates; or (ii) directly solicit or aid in the direct solicitation of any employees of the Corporation or an Affiliated Company to leave their employment. In the event the Executive violates the terms of this Section 12(b), all benefit continuation coverage that the Executive and/or his family members are then receiving pursuant to the terms of Section 6(d) shall cease. Also, in the event that this Section 12(b) is determined to be unenforceable in part, it shall be construed to be enforceable to the maximum extent permitted by law.

     13.  Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

     14.  Miscellaneous.

          (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

          (b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     at the address listed on the last
page hereof or such other address as provided to the Corporation in writing by the Executive.

     If to the Corporation:   Avon Products, Inc.
                         9 West 57th Street
                         New York, New York  10019
                         Attention:  Secretary

(with a copy to the attention of the General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith). Notice and communications shall be effective when actually received by the addressee.

          (d) Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with the Corporation, and all prior agreements governing the Executive's employment with the Corporation shall have no further effect;

provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the 1970 Stock Option Plan, the 1993 Stock Incentive Plan, any Long Term Incentive Plan, Management Incentive Plan and any other similar or successor plan or program.

     15.  Definitions.

          (a)  "Accountants" shall have the meaning set forth in
Section 8(b).

          (b) "Accrued Obligations" shall mean (i) the Executive's full Base Salary through the Date of Termination, (ii) in the case of death or retirement, the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Corporation and a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay for the current year not yet paid by the Corporation, (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Corporation and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Corporation described in Section 4(e).

          (c) "Affiliated Company" shall mean any company controlling, controlled by or under common control with the Corporation.

          (d)  "Annual Bonus" shall have the meaning set forth in
Section 4(b).

          (e)  "Base Salary" shall have the meaning set forth in
Section 4(a).

          (f) "Board" shall mean the Board of Directors of the Corporation.

          (g) "Cause" shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Corporation's business or reputation or (ii) repeated material violations by the Executive of his obligations under Section 3 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation and as to which material violations the Board has notified the Executive in writing.

          (h)  "Change of Control" means:

               (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the
                                      -18-
<PAGE)
     meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this Subsection (A), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation,
     (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (C) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Corporation Voting Securities; or

               (B)  individuals who as of the date hereof,
     constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (C)  the approval by the shareholders of the
     Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination

     (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (D) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as Executive (or as a director of the Corporation or a Subsidiary, where applicable) or (ii) if prior to what otherwise would have been a Change of Control Date, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Change of Control will not be deemed to occur with respect to the Executive.

          (i) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

          (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (k) "Constructive Termination" shall mean any of the following:

               (A)  Reduction in Base Salary.

               (B)  Reduction in annual target bonus opportunity
     (excluding annual reductions of up to 10% that apply to all officers of the Corporation).

               (C) A change of more than twenty-five (25) miles in the office or location where the Executive is based, provided that a change in the Executive's office location prior to a Change of Control which is directly caused by the relocation of the Corporation's headquarters office from its present address of 9 West 57th Street, New York City, must be more than fifty (50) miles from that address, in order to constitute an event of Constructive Termination.

              (D) (1) In General. With respect to any period not within the three year period following a Change of Control Date and not during the pendency of a Potential Change of Control, a demotion to a position below that of President and Chief Operating Officer of the Corporation.

                    (2) Change of Control. With respect to any period during the pendency of a Potential Change of Control and the three year period following a Change of Control Date, unless with the express written consent of the Executive, (I) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 3(a) of this Agreement, or (II) any other substantial change in such position, including titles, authority or responsibilities from those previously held by the Executive prior to the Potential Change of Control or Change of Control Date, as applicable. The Executive's position, authority and responsibilities shall not be regarded as not commensurate with previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation.

               (E) (1) In General. With respect to any period not within the three year period following a Change of Control Date and not during the pendency of a Potential Change of Control, any material reduction in any of the benefits described in Sections 4(c) through 4(e) hereof (excluding, in each case, reductions that apply to all officers of the Corporation).

                    (2)  Change of Control.  With respect to any
          period during the pendency of a Potential Change of Control and the three year period following a Change of Control Date, any failure by the Corporation to comply with any of the provisions of Section 4 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive.

               (F) Any failure of the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13(b), provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation's responsibilities under this Agreement during a period of ten (10) business days after receipt of such notice.

          (l) "Covered Payments" shall have the meaning set forth in Section 8(a).

          (m) "Date of Termination" shall have the meaning set forth in Section 5(f).

                                      -21-
<PAGE
          (n) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Corporation's long-term disability plan on terms substantially similar to those of the long-term disability plan as in on the date of this Agreement.

          (o)  "Excise Tax" shall have the meaning as set forth in
Section 8(a).

          (p) "Interest Rate" shall mean the interest rate payable on one year Treasury Bills in effect on the day that is 30 business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

          (q) "Notice of Termination" shall have the meaning as set forth in Section 5(f).

          (r) "Potential Change of Control" shall be deemed to have occurred if:

               (A) the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for 20% or more of the then outstanding shares of common stock or combined voting power of the Corporation's then outstanding voting securities;

               (B)  the execution of an agreement by the
     Corporation, the consummation of which would result in the occurrence of a Change of Control;

               (C)  the public announcement by any person
     (including the Corporation) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Corporation; or

               (D) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, or a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a Change of Control. Notwithstanding the foregoing, no Potential Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as Executive (or as a director of the Corporation or a Subsidiary, as applicable) or (ii) if prior to occurrence of an event that would have given rise to a Potential Change of Control, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Potential Change of Control will not be deemed to occur with respect to the Executive.

          (s) "Qualified Plan" shall mean an employee benefit plan qualified (or which is intended to be qualified) under
Section 401(a) of the Code.

          (t)  "SERP" shall mean the Supplemental Executive
Retirement Plan of Avon Products, Inc.

          (u)  "Severance Plan" shall mean Avon Products, Inc.
Severance Plan, or any successor thereof.

          (v)  "SLIP" shall mean the Supplemental Life Plan of Avon
Products, Inc.

          (w) "Subsidiary" shall mean any majority owned subsidiary of the Corporation.

          (x) "Tax Reimbursement Payment" shall have the meaning set forth in Section 8(a).

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.
                              AVON PRODUCTS, INC.

                              By:  /s/ Marcia L. Worthing
                                   Marcia L. Worthing, Senior Vice
                                   President, Human Resources
ATTEST:

/S/Ward M. Miller
Ward M. Miller, Vice President,
Law and Assistant Secretary
     (CORPORATE SEAL)

                              EXECUTIVE: /s/ Edward J. Robinson



                              Address:
                                730 The Parkway
                                Mamaroneck, NY  10543




                                      -23-